     AGREEMENT dated as of this 1st day of January, 1996 by and among MEDIQ, Incorporated, a Delaware corporation on its own behalf and on behalf of its subsidiary corporations and its officers, directors and employees and the officers, directors and employees of its subsidiary corporations, ('MEDIQ' or 'Company') and Bernard J. Korman on his own behalf and on behalf of his executors, administrator, successors and assigns ('Mr. Korman').

                              W I T N E S S E T H:

     WHEREAS, Mr. Korman has been employed by MEDIQ as its President and Chief Executive Officer and he has served as a member of MEDIQ's Board of Directors and as a director of Nutramax, PCI, MHM, and MMI, all affiliates of MEDIQ or its principal stockholders;

     WHEREAS, Mr. Korman is a participant in and has certain rights with respect to the Company's deferred compensation plan, employees savings plan and pension plan, as well as options to purchase Company stock, which expire on January 23, 1996, all as are set forth in Schedule I appended hereto;

     WHEREAS, in connection with a change in the Company's business direction, Mr. Korman's employment as President and Chief Executive Officer of MEDIQ terminated on October 23, 1995 and in connection therewith has made certain claims against MEDIQ with respect to compensation and severance;

     WHEREAS, since October 23, 1995 MEDIQ has tendered Mr. Korman and Mr. Korman has received the appropriate documentation permitting him to elect to preserve his rights to continue certain benefits at his expense under COBRA;

     WHEREAS, the parties hereto desire to compromise and settle all claims which each may have against the other.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is acknowledged, the parties hereto, intending to be legally bound hereby agree as follows:

          1. Resignation from Employment. Mr. Korman hereby acknowledges and affirms that his employment as President and Chief Executive Officer of MEDIQ and its subsidiary MEDIQ/PRN terminated as of October 23, 1995. He has or will promptly relinquish and return all Company property including credit cards, computers, lists and accounts.

          2. Board Positions. Mr. Korman resigns effective January 1, 1996 as a director of MEDIQ. Mr. Korman will not be slated for election as a director at MEDIQ's 1996 annual meeting, and it is understood that MEDIQ and its principal stockholders are free to take such action as they deem appropriate with respect to the slating or voting for the election of Mr. Korman to the boards of directors of Nutramax, PCI, MHM and MMI. Mr. Korman agrees that, if not so slated or voted for, he will make no challenge to the decision of MEDIQ or its principal stockholders. In addition, upon MEDIQ's written request, Mr. Korman will affirmatively inform any of these companies that he is unwilling to be slated for election as a director.

          3. Severance. MEDIQ shall pay Mr. Korman as severance pay $1,185,000.00 in 36 equal monthly installments, the first three such payments being due seven days after execution of this Agreement and subsequent payments being due on the 15th day of each month thereafter. Mr. Korman acknowledges that these payments will be subject to any required withholding of federal, state and local taxes. In the event of his death prior to his receipt of the entire severance, the remaining installments shall be paid to Mr. Korman's wife, if she survives him, or to his estate if his wife predeceases him, in either case in a lump sum at its then present value discounted at the then prime interest rate plus one percent. Such severance shall be in full satisfaction of all obligations, including claims for bonus, to Mr. Korman except for his vested rights under various Company plans listed in Schedule I. MEDIQ's severance obligations hereunder shall cease immediately in the event that Mr. Korman shall materially breach his obligations under Paragraph 2, 5 or 6(a) of this Agreement.

          4. Cooperation. For a reasonable period following the execution and delivery of this Agreement, Mr. Korman shall make himself reasonably available (with due consideration as to Mr. Korman's other commitments) upon request of MEDIQ to assist MEDIQ with regard to matters where he, as the former CEO, has unique knowledge or perspective. Mr. Korman shall be reimbursed for all out-of-pocket expenses (including first class air travel and accommodations) incurred in connection with any such assistance.

          5. Non-Disclosure of Confidential Information. Mr. Korman shall not without the prior written consent of MEDIQ, use or disclose in any manner, directly or indirectly, any non-public information concerning MEDIQ or any of its subsidiaries.

          6. Non-Disparagement. (a) Mr. Korman shall make no statement which is directly disparaging of or is otherwise negative about MEDIQ, its officers or directors or about its subsidiaries or their officers, directors and employees.

             (b) MEDIQ shall make no statement which is directly disparaging of or is otherwise negative about Mr. Korman.

          7. Release. (a) In consideration of the benefits herein provided and as a material inducement for MEDIQ to enter into and perform its obligations under this Agreement, Mr. Korman hereby releases MEDIQ, its subsidiaries and their respective shareholders, affiliates, officers, directors, employees, agents and representatives and each of them from and against any and all claims which Mr. Korman may have against them or any of them arising out of events occurring prior to the date of this Agreement, including but not limited to, any claim for employment discrimination, wrongful termination, breach of any agreement, express or implied, written or oral, or any other claim arising under any federal, state, or local common or statutory law including claims of age discrimination.

             (b) As a material inducement for Mr. Korman to enter into this Agreement, MEDIQ hereby releases Mr. Korman from and against any and all claims which any of them may have against him arising out of events occurring prior to the date of this Agreement.

             (c) Notwithstanding the mutual releases as set forth in the foregoing subparagraphs (a) and (b), nothing contained herein shall affect the right of any party hereto to enforce the terms of this Agreement, and it is understood that Mr. Korman retains all rights to indemnification as a director or officer of MEDIQ or as a director or officer of its subsidiaries as provided under the respective By-laws of those corporations and applicable law and that this release does not purport to affect any of Mr. Korman's rights under the plans listed on
        Schedule I.

          8. Confidentiality. Each party hereto agrees that the terms and conditions of this Agreement shall remain strictly confidential and shall not be disclosed by any party to any person who is not a party to this Agreement (with the exception of a spouse, financial advisor, accountant or attorney of a party) unless such disclosure is required by law.

          9. Certain Representations. Each party hereto represents and agrees that he or it has consulted with counsel, that he or it fully understands the terms of this Agreement and is free and voluntarily entering into this Agreement in consideration of the covenants and agreements herein set forth. Mr. Korman represents that he has had 21 days to consider this Agreement before its execution, and that he may revoke his Agreement for a period of seven days after he has executed it.

          10. Legal Fees. Each party hereto shall bear his or its respective legal fees in connection with the negotiation and the consummation of this Agreement.

          11. Entire Understanding. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject hereof and may be modified or amended only in writing signed by each of the parties hereto.

          12. New Jersey. This Agreement shall be construed and interpreted under the laws of the State of New Jersey.

          13. Non-Admission. MEDIQ does not concede and expressly denies that it has violated any law, statute, ordinance, contract, duty, or obligation whatsoever, or that it committed any tort or engaged in any wrongful conduct with respect to Mr. Korman.

          14. No Reemployment. By this Agreement, Mr. Korman agrees that Mr. Korman shall neither apply for employment nor seek reinstatement of employment with MEDIQ in the future. Mr. Korman hereby waives any rights that may accrue to Mr. Korman and releases MEDIQ from any liability that may arise against it because of any rejection of any application for employment with MEDIQ that Mr. Korman may make notwithstanding this provision.

          15. Notices. Any notice required or permitted hereunder shall be given to a party in writing at the respective address set forth below by certified or registered mail, return receipt requested, or at such other address as a party may provide by written notice:

To Mr. Korman:                           Bernard J. Korman
                                         3001 Red Lion Road
                                         Philadelphia, PA 19114-1123
To MEDIQ:                                MEDIQ INCORPORATED
                                         One Mediq Plaza
                                         Pennsauken, NJ 08110-1400

     16. Agreement Binding. This Agreement shall be binding upon the parties hereto, their respective successors and assigns, heirs and administrators, as the case may be.

     17. PCI Compensation. MEDIQ acknowledges that if Mr. Korman continues to play a role in the sale of PCI and makes a significant positive contribution thereto, MEDIQ may, in MEDIQ's discretion, pay Mr. Korman a bonus in connection therewith.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                          /s/_Bernard J. Korman_________________
                                            Bernard J. Korman

                                          MEDIQ

                                          By:_/s/_Michael J. Rotko______________
                                               Chairman

                                                                      SCHEDULE I

                         LIST OF MR. KORMAN'S ACCOUNTS

MEDIQ Employees Savings Plan

Executive Security Plan (it being understood that Mr. Korman's deferred benefit account under the Executive Security Plan will continue to be credited at the retirement interest yield until his normal retirement date (age 65) and will be amortized using the same rate)

MEDIQ Employees Pension Plan (full benefits payable as of November 1, 1996)

Stock options in respect of 500,000 shares of MEDIQ stock pursuant to certificate dated as of August 25, 1993

Rights to continued medical and dental benefits under COBRA